FACILITY AGREEMENT
MULTI CURRENCY REVOLVING CREDIT FACILITY
dated 28 September 2007
USD 350,000,000
between
STENA ROYAL S.A.R.L.
as Borrower
and
SVENSKA HANDELSBANKEN AB (PUBL)
as Facility Agent and Bank
and
SVENSKA HANDELSBANKEN SA
as Security Agent
and
NORDEA BANK AB (PUBL)
as Bank

22. ASSIGNMENT	36

23. MISCELLANEOUS	36

24. NOTICES	38

25. GOVERNING LAW AND JURISDICTION	39

APPENDICES
1. Banks
2. Initial Conditions Precedent
3. Form of Drawdown Notice
4. Form of Compliance Certificate
5. Form of Assignment Certificate

This FACILITY AGREEMENT is dated as of 28 September 2007 and made between:
(1)	STENA ROYAL S.a.r.l., a private limited liability company (société à responsabillité limitée) with registered office at 26 B Bvd. Royal L-2449, incorporated under the laws of Luxembourg and registered with the Luxembourg Register of Commerce and Companies and whose corporate capital is € 100,000 (the “Borrower”);

(2)	SVENSKA HANDELSBANKEN AB (publ) and NORDEA BANK AB (publ) as lenders (the “Original Banks”);

(4)	SVENSKA HANDELSBANKEN AB (publ) as facility agent for the Banks (in this capacity, the “Facility Agent”); and

(5)	SVENSKA HANDELSBANKEN SA as security agent for the Banks (in this capacity, the “Security Agent”).
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

“Advance” means an advance made or to be made under the Facility or the principal amount outstanding for the time being of that advance.

“Affiliate” means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

“Agents” means both of the Facility Agent and the Security Agent, and “Agent” means any of them.

“Agreement” means this agreement as amended, varied or supplemented from time to time.

“Assignment Certificate” means an assignment certificate substantially in the form set out in Appendix 5.

“Authorised Signatories” means representatives of the Borrower from time to time authorised to represent the Borrower in all matters relating to the Finance Documents, as notified by the Borrower to the Facility Agent by not less than three (3) Banking Days’ notice.

“Available Commitment” means a Bank’s Commitment under the Facility less the amount of its participation in all outstanding or requested Advances (converted into USD at the Facility Agent’s Spot Rate of Exchange in case of Advances outstanding or requested in any Nominated Currency) on the date which is three (3) Banking Days before the proposed Drawdown Date or, if later, on the date the Facility Agent receives the Drawdown Notice in the case of

Clause 4.2 (Completion of Drawdown Notice) and on each Banking Day in the case of Clause 18.1 (Commitment fee).

“Available Facility” means the aggregate from time to time of each Bank’s Available Commitment.

“Banking Day” means a day (other than a Saturday or Sunday) which is not a public holiday and on which banks are open for general business in Stockholm, London, New York and Luxembourg and in the place or places where the relevant transaction(s) shall be made.

“Banks” means (i) any Original Bank, and (ii) any bank or financial institution which has become a party to this Agreement in accordance with Clause 22 (Assignment).

“Break Costs” means the amount (if any) by which:
(a)	the interest excluding margin which a Bank should have received for the period from the date of receipt of all or any part of its participation in an Advance to the last day of the then current Interest Period in respect of that Advance had the principal amount received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Bank would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Banking Day following receipt and ending on the last day of the current Interest Period.
“Commitment” means:
(a)	in relation to an Original Bank, the amount set out opposite its name under the heading “Facility” in Appendix 1, and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Bank, the amount of any Commitment transferred to it under this Agreement.
“Commitment Currency” means United States Dollars (“USD”).
“Commitment Period” means the period from and including the date of this Agreement to and including the earlier of (i) the Final Maturity Date, and (ii) the date all Commitments in respect of the Facility have been cancelled in their entirety pursuant to Clause 8 (Prepayment and Cancellation) or Clause 17.2 (Acceleration).
“Compliance Certificate” means a certificate in the form set out in Appendix 4.

“Default” means an Event of Default or an event or circumstance specified in Clause 17.1 (Events of Default), which would, with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents (or any combination of any of the foregoing) be an Event of Default.
“Drawdown Date” means a date on which the relevant Advance is made or to be made.
“Drawdown Notice” means a notice substantially in the form set out in Appendix 3.
“Equity” has the meaning given to the term in Clause 16.2.2.
“Event of Default” means any of the events or circumstances specified in Clause 17.1 (Events of Default).
“EURIBOR” means the rate per annum of the offered quotations for deposits in Euro of the relevant Advance for a period comparable to the relevant tenor which appears on Reuter page EURlBOR= (or such replacement page on that service which displays the information, or if that service ceases to display the information, such other screen service) at or about 11.00 a.m. Central European Time two Banking Days prior to the first day of such tenor.
“Facility” means the multi currency revolving credit facility in the maximum aggregate amount of USD 350,000,000 made available under this Agreement as described in Clause 2 (The Facility).
“Facility Agent’s Spot Rate of Exchange” means the Facility Agent’s spot rate of exchange for its selling of USD against SEK or EUR at or about 11 a.m. (London time) three (3) Banking Days prior to a Drawdown Date.
“Facility Office” means the office notified by a Bank to the Facility Agent from time to time.
“Fee Letter” means the letter dated 28 September 2007 to the Borrower from the Facility Agent, setting out the amount of the Agency fee referred to in Clause 18 (Fees and Expenses).
“Final Maturity Date” means the fifth anniversary of the date of this Agreement. At the Borrowers request given not later than four (4) months before the said anniversary, the Banks may agree to an extension of the Facility for a period of up to two years (at the Borrowers choice). In such case Final Maturity Date means the last day in the extension period as specified in the Borrower’s extension request.
“Finance Documents” means this Agreement and the Security Documents and any other document identified as a Finance Document by the Borrower and an Agent.
“Finance Party” means the Agents or the Banks or any of them.

“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amounts raised pursuant to the issue of bonds, notes, debentures or any similar debt instrument;

(c)	the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(d)	leases entered into primarily as a method of raising finance or financing the leased asset and being regarded as finance leases under the financial accounting standards in Luxembourg;

(e)	any amount raised by acceptance under a acceptance credit facility;

(f)	receivables sold or discounted (otherwise than on a non-recourse basis);

(g)	any swaps, foreign exchange transactions, cap, floor, collar or option transactions or any other derivatives transactions entered into in connection with protection against or benefit from fluctuation in any rate or price (and when calculating the value of any such derivative transactions only the marked-to-market value shall be taken into account);

(h)	any amount raised under any other transaction having the commercial effect of a borrowing;

(i)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	any guarantee, indemnity or similar assurance against financial loss of any person for any of the items referred to in paragraphs (a) to (i) above.
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
“Increased Cost” means:
(a)	an additional or increased cost;

(b)	a reduction in the rate of return under a Finance Document or on its overall capital;

(c)	a reduction of the amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.
“Inter Company Loans” means the aggregate amount of outstanding loans granted from time to time by the Borrower to Stena Investment.
“Intercreditor Agreement” means each intercreditor agreement between the Agents, the Banks, the Borrower and a Subordinated Lender with respect to Subordinated Loans.
“Intercreditor Obligor” means each of the Borrower and the Subordinated Lenders.
“Interest Period” means in relation to an Advance, each period determined in accordance with Clause 5.2 (Interest Periods) and in relation to any sum due and payable but unpaid by the Borrower under this Agreement, each period determined in accordance with Clause 5.4 (Default interest).
“Investment/s” means (i) cash deposits in any currencies, (ii) bonds (domestic or foreign, existing or to be issued, nominative or to the bearer) listed on well known European money market places (not to include any bonds issued by any company within the Stena Sphere) and (iii) stocks, listed on well known stock exchanges acceptable to the Banks.
“LIBOR” means the rate per annum of the offered quotations for deposits in the Commitment Currency of the relevant Advance for a period comparable to the relevant tenor which appears on Reuter page LIBOR01 (or such replacement page on that service which displays the information, or if that service ceases to display the information, such other screen service) at or about 11.00 a.m. (London time) on Quotation Date.
“Majority Banks” means:
(a)	if there are no Advances then outstanding, a Bank or Banks whose Commitments aggregate more than 66.67 per cent of the Total Commitments, (or, if the Total Commitments have been reduced to zero, aggregated more than 66.67 per cent of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Bank or Banks whose participations in the Advances then outstanding aggregate more than 66.67 per cent of all of the Advances then outstanding.
“Mandatory Cost” means the mandatory costs referred to in Clause 18.4 (Mandatory costs)
“Margin” means the margin determined on Quotation Date for each Advance by the ratio between the aggregate principal amount of all Advances and the Security Value as follows:
•	0.45% p.a. if the ratio is less than 30%;

•	0.55% p.a. if the ratio is equal to 30% but less than 50%; and

•	0.70% p.a. if the ratio is equal to or greater than 50%.
“Market Value” means the market value as determined by the Security Agent with respect to the Stena Investment Pledged Assets.
“Material Adverse Effect” means (i) a material adverse effect on the ability of the Borrower to comply with its payment obligations under any Finance Document, or (ii) a material adverse effect on the business or financial condition of the Borrower, or (iii) a material adverse effect on the legality, validity or enforceability of any Finance Document or of the security provided under any Security Document.
“Nominated Currency” means SEK and EUR.
“Quotation Date” means (in relation to any period for which an interest rate is to be determined) two (2) Banking Days before the first day of that period, unless market practice would change in the relevant interbank market, in which case the Quotation Date will be determined by the Facility Agent in accordance with such changed market practice.
“Pledged Account” means the Stena Investment account maintained with the Security Agent No 50241 and any and all sub accounts thereto from time to time maintained with the Security Agent.
“Ratio of Equity to Total Assets” means the ratio specified in Clause 16.2 (Ratio of Equity to Total Assets).
“Reference Banks” means Svenska Handelsbanken AB (publ) and Nordea Bank AB (publ).
“Reference Date” means each date on which the Facility Agent will test the compliance and satisfaction by the Borrower of the financial covenants set out in and pursuant to Clause 16 (Financial Covenants) hereof (March 31, June 30, September 30 and December 31 in each year during the term of this Agreement). The first Reference Date shall be December 31, 2007.
“Reference Period” means a period starting on the first day after a Reference Date and ending on the next Reference Date.
“Rollover Advance” means one or more Advances:
(a)	made or to be made on the same day that one or more maturing Advances is or are due to be repaid;

(b)	the aggregate amount of which is equal to or less then the maturing Advance(s); and

(c)	made or to be made to the Borrower for the purpose of refinancing the maturing Advance(s).
“Security” means the security created by or pursuant to the Security Documents.
“Security Documents” means the the Stena investment Pledge Agreement and any other security document that may be provided by the Borrower or any other person as security for the performance of any of the Borrower’s obligations under this Agreement.
“Security Interest” means any mortgage, pledge, lien, charge, assignment by way of security, hypothecation, security interest, title retention (other than in respect of goods purchased in the ordinary course of trading), sale and repurchase or sale and lease-back arrangement or any other agreement or arrangement in each case having the effect of conferring security.
“Security Value” means the aggregate of Market Value – less any such excess amount set out in Clause 12.2.3 and less any such Investment set out in Clause 12.2.4 - of the Stena Investment Pledged Assets and the acquisition cost of any Investments acquired by Stena Investment which are to be liquidated and transferred to the Pledged Account (and thus become part of the Stena Investment Pledged Assets).
“Stena AB Group” means Stena AB (publ), org. No. 556001-0802, and its present and future Subsidiaries from time to time and “member of the Stena AB Group” means Stena AB (publ) and each and any of its present and future material (as determined by the Banks) Subsidiaries. For the avoidance of doubt the Borrower and Stena Investment are considered material by the Banks.
“Stena Investment” means Stena Investment Luxembourg S.a.r.l., a private limited liability company (société à responsabillité limitée) with registered office at 26 B Bvd. Royal L-2449, incorporated under the laws of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B-112140 and whose corporate capital is € 100,000. Stena Investment is a Subsidiary of Stena AB:
“Stena Investment Pledge Agreement” means the pledge agreement dated on or about the date hereof between Stena Investment and the Security Agent (for the account of the Finance Parties) for the creation of a first priority pledge over the Stena Investment Pledged Assets.
“Stena Investment Pledged Assets” means all the present and future assets, rights and claims Stena Investment has or will have in relation to the Pledged Account, including, for the avoidance of doubt, securities, cash and other rights and the property held therein or credited thereto and the proceeds and products thereof and property received, receivable or otherwise distributed in respect of the Pledged Account and the property held therein and any assets from time to time subject, or expressed to be subject, to the Stena Investment Pledge Agreement or created or expressed to be created by or pursuant to the Stena Investment Pledge Agreement or any part of those assets.

“Stena Metal AB Group” means Stena Metall AB, org. No. 556138-8371, and its present and future Subsidiaries from time to time and “member of the Stena Metall AB Group” means Stena Metall AB (publ) and each and any of its present and future material (as determined by the Banks) Subsidiaries.
“Stena Sessan AB Group” means Stena Sessan AB, org. No. 556112-6920, and its present and future Subsidiaries from time to time and “member of the Stena Sessan AB Group” means Stena Sessan AB (publ) and each and any of its present and future material (as determined by the Banks) Subsidiaries.
“Stena Sphere” means any and all members from time to time within Stena AB Group, Stena Metall AB Group and Stena Sessan AB Group
“STIBOR” means the Stockholm Interbank Offered Rate as quoted on the Reuters screen SIOR (or such other screen as may replace that screen) at or about 11.00 a.m. (Stockholm time) on the Quotation Date or, if the relevant rate does not appear, the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Facility Agent) which each of the Reference Banks was offering to prime banks in the Stockholm interbank market for deposits in Swedish Kronor as of 11.00 a.m. (Stockholm time) on the Quotation Date, in each case for a period comparable to the Interest Period for the relevant Advance.
“Subordinated Lender” means any company within the Stena Sphere, which may from time to time extend loans to the Borrower, which shall be subordinated to any Advances made available under this Agreement, as further set out in separate Intercreditor Agreement/s.
“Subordinated Loan” means any loan extended by a Subordinated Lender to the Borrower, which is subordinated to any Advances made available under this Agreement, whether for the purposes of financing or refinancing in whole or in part the acquisition of an Investment or otherwise.
“Subsidiary” means a subsidiary (Sw: dotterbolag) within the meaning of Chapter 1, Section 11 of the Swedish Companies Act (Sw: aktiebolagslagen (2005:551)).
“Taxes” means all types (whether now existing or introduced in the future) of income and other taxes, levies, imposts, deductions, charges and withholdings whatsoever together with interest thereon and penalties and surcharges with respect thereto, if any, and any payments made on or in respect thereof, and “Tax” and “Taxation” shall be construed accordingly.
“Total Assets” has the meaning given to that term in Clause 16.2.2.
“Total Commitments” means the aggregate from time to time of all Commitments, being USD 350,000,000 at the date of this Agreement.
1.2	Interpretation

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(a)	“assets” includes present and future properties, revenues and rights of every description; and

(b)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent.
1.2.2	A reference in this Agreement or in any other Finance Document to a statute or any provision thereof shall refer also to that statute or provision as amended or re-enacted.

1.2.3	A reference in this Agreement or in any other Finance Document to an agreement or document shall refer also to such agreement or document as amended, varied or supplemented and shall include all appendices and other attachments.
2.	THE FACILITY

2.1	Availability

Subject to the terms of this Agreement, each Bank severally agrees to make available its pro rata share of the principal amount of each Advance up to an aggregate amount equal to its share of the Facility Amount as set out in Appendix 1 hereto. The failure of any Bank to perform such obligations shall not relieve the other Banks or the Borrower of any of their respective obligations or liabilities towards each other under this Agreement.
2.1.1	Under the Facility and during the Commitment Period, the Banks will, when requested by the Borrower, make Advances to the Borrower in the Commitment Currency or in any Nominated Currency on a revolving basis up to the Total Commitments.

2.2	Purpose

2.2.1	The Facility shall be used by the Borrower to finance — by way of Inter Company Loans — the business conducted by Stena Investment.

2.2.2	None of the Agents and the Banks shall be bound to enquire as to the use or application of any amounts advanced to the Borrower, nor shall any of them be responsible for the consequences of such use or application.
3.	CONDITIONS PRECEDENT
3.1	Initial conditions precedent

3.1.1	The Borrower may not deliver a Drawdown Notice unless the Facility Agent has received all the information and documents listed in Appendix 2 (Initial Conditions Precedent) in form and substance satisfactory to the Facility Agent.

3.1.2	The Facility Agent shall confirm to the Banks and the Borrower when the information and documents have been received in satisfactory form. The Security

Documents and other documents relating to the Security shall be promptly forwarded to the Security Agent.
3.2	Further conditions precedent

3.2.1	The obligation of the Banks to participate in any Advance is subject to the further conditions precedent that, as per the date of each Drawdown Notice as well as on the proposed Drawdown Date:
(a)	in the case of a Rollover Advance, the representation and warranty set out in Clause 13.1.9 (c) (Financial statements) is true and correct in all material respects and in the case of any other Advance, the representations and warranties set out in Clause 13.1 (Representations and Warranties) to be repeated in accordance with Clause 13.2 (Repetition of representations and warranties) are true and correct in all material respects;

(b)	no Default has occurred and is continuing or would result from the disbursement of the Advance;

(c)	the restrictions in respect of Investments and the Security, as further set out in Clause 12 (Security) are satisfied;

(d)	after disbursement of the Advance, the outstanding claims (excluding accrued interest) under the Inter Company Loans will remain equal to or in excess of the aggregate outstanding amount of all Advances;

(e)	the aggregate outstanding amount of all Advances will not, as a result of the disbursement of the Advance, exceed an amount equal to 60% of the Security Value; and

(f)	the Ratio of Equity to Total Assets, as set out in Clause 16.2 (Ratio of Equity to Total Assets), is satisfied.
4.	DRAWDOWN OF ADVANCES
4.1	Drawdown

4.1.1	Whenever the Borrower wishes to borrow under the Facility, it shall deliver to the Facility Agent a duly completed Drawdown Notice not later than 10.00 a.m. (Stockholm time) three (3) Banking Days before the proposed Drawdown Date. The Facility Agent shall forward a copy of such notice to the Banks not later then during the following Banking Day and provide each Bank with details of the amount of its participation in the Advance.

4.1.2	The proceeds of any amounts drawn under this Facility shall be utilised for the purposes set out in Clause 2.2.1 (Purpose) only.

4.1.3	At close of business on the last day of the Commitment Period, the Facility shall cease to be available for utilisation.

4.2	Completion of Drawdown Notice

4.2.1	Each Drawdown Notice is irrevocable and will not be regarded as having been duly completed unless:
(a)	the proposed Drawdown Date is a Banking Day falling not later than three (3) months before the Final Maturity Date;

(b)	the requested amount of the proposed Advance is a minimum of USD 10,000,000 or the equivalent thereof in any Nominated Currency, calculated at the Agent’s Sport Rate of Exchange, or, if less, the Available Facility;

(c)	only one Interest Period is specified, which Interest Period may not extend beyond the Final Maturity Date; and

(d)	it is completed and signed by Authorised Signatories substantially in the form set out in Appendix 3.
4.2.2	The requested Advance may not exceed the Available Facility, as determined by the Facility Agent on the date which is three (3) Banking Days before the Drawdown Date or, if later, on the date the Facility Agent receives the Drawdown Notice.

4.2.3	The Borrower may not deliver a Drawdown Notice if as a result of the proposed Drawdown more than ten (10) Advances would be outstanding.

4.2.4	Subject to Clause 4.2.3 hereof, the Borrower may deliver any number of Drawdown Notices on the same day and/or specify the same Drawdown Date.

4.2.5	The Drawdown Notice shall specify the account number/-s held by the Borrower with the Facility Agent to which the proceeds of the drawn amount are to be paid.

4.2.6	The Drawdown Notice shall contain an irrevocable instruction from the Borrower to the Facility Agent to transfer the proceeds of the drawn amount from the account referred to in Clause 4.2.5 to a specified account of Stena Investment held with the Security Agent with reference “Inter Company Loan”.

4.3	Participation in the Advances

4.3.1	If the conditions set out in this Agreement have been met, each Bank shall make its participation in each Advance available through its Facility Office.

4.3.2	The amount of each Bank’s participation in each Advance will be equal to the proportion borne by its Available Commitment to the Available Facility on the Drawdown Date.

5.	INTEREST
5.1	Calculation of interest
5.1.1	The rate of interest on each Advance for each Interest Period is the percentage rate per annum determined by the Facility Agent to be the aggregate of the applicable:
(a)	Margin;

(b)	LIBOR/EURIBOR/STIBOR (as applicable); and

(c)	Mandatory Cost, if any.
5.2	Interest Periods

5.2.1	The Borrower will select an Interest Period for an Advance in the Drawdown Notice for such Advance. Subject to this Clause 5.2, the Borrower may select an Interest Period of three (3) or six (6) months or such other period as may be agreed between the Banks and the Borrower (however no Interest Period may exceed twelve months).

5.2.2	An Interest Period shall not extend beyond the Final Maturity Date.

5.2.3	Any interest accruing under this Agreement will accrue from day to day from the first day of the relevant Interest Period until and including the last day of the relevant Interest Period and be calculated on the basis of the actual number of days elapsed and a year of 360 days, or in case the practice in the relevant interbank market would change, in accordance with that changed market practice.

5.2.4	When any payment under a Finance Document would otherwise be due and payable on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month, in which case payment shall be made on the immediately preceding Banking Day.

5.3	Payment of interest

5.3.1	Except as otherwise provided in this Agreement, the Borrower shall pay accrued interest on each Advance on the last day of the Interest Period.

5.4	Default interest

5.4.1	If the Borrower fails to pay an amount payable by it under this Agreement on its due date, subject to Clause 5.4.2, interest shall accrue on the overdue amount from the due date up to the date of actual payment at a rate which is two (2) percentage units higher than the rate determined in accordance with Clause 5.1.1 which would have been payable if the overdue amount had, during the period of non-payment, constituted an Advance for successive Interest Periods, each of a duration as the Facility Agent, acting reasonably, may determine. Any interest accruing under this Clause 5.4.1 shall be immediately payable by the Borrower on demand by the Facility Agent.
5.4.2	The interest rate applicable to any overdue amount hereunder shall never be less than the sum of (i) two (2) percentage units and (ii) the Banks’ cost (expressed as an annual rate) of funding the overdue amount, as certified by the Banks.

5.4.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
6.	CHANGES TO THE CALCULATION OF INTEREST
6.1	Absence of quotations

6.1.1	If LIBOR/EURIBOR/STIBOR (as applicable) is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation at the specified time on the Quotation Date, the applicable LIBOR/EURIBOR/STIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

6.2	Market disruption

6.2.1	In this Agreement “Market Disruption Event” means:
(a)	that at or about 11.00 a.m. (Swedish time) with respect to EURIBOR and STIBOR and at or about 11.00 a.m. (London time) with respect to LIBOR on the Quotation Date for the relevant Interest Period, no rates are quoted on the relevant screen or page, as the case may be, and none or only one of the Reference Banks has supplied to the Facility Agent a rate to determine LIBOR/EURIBOR/STIBOR (as applicable) for the relevant Interest Period; or

(b)	that before close of business in Stockholm or London on the Quotation Date for the relevant Interest Period, the Facility Agent receives notification from a Bank or Banks that the cost to such Bank or Banks (as the case may be) of obtaining matching deposits in the relevant interbank market would be in excess of LIBOR/EURIBOR/STIBOR (as applicable).
6.2.2	The Facility Agent shall notify the Borrower and the Banks of the occurrence of a Market Disruption Event.

6.2.3	If a Market Disruption Event occurs in relation to an Advance for any Interest Period, then the rate of interest on each Bank’s share of that Advance for the Interest Period shall be the rate per annum which is the sum of:
(a)	the Margin;

(b)	the rate notified to the Facility Agent by the relevant Bank as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost of that Bank of funding its participation in that Advance from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Bank’s participation in the Advance.
6.2.4	If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than ten (10) Banking Days) with a view to agreeing a substitute basis for determining the rate of interest. Any such substitute basis agreed between the Facility Agent and the Borrower shall, with the prior consent of all the Banks, be binding on all parties.
7.	REPAYMENT
7.1	Repayment

7.1.1	The Borrower shall repay each Advance (in the relevant currency) on the last day of its interest Period to the Facility Agent for the account of the relevant Banks participating in that Advance.

7.1.2	Subject to the continued availability of the Facility and unless stipulated to the contrary in this Agreement, any amounts repaid may be re-borrowed in accordance with the terms of this Agreement.
8.	PREPAYMENT AND CANCELLATION
8.1	Automatic cancellation
8.1.1	The Commitment of each Bank shall be automatically cancelled at the close of business in Stockholm on the Final Maturity Date.

8.2	Voluntary cancellation

8.2.1	The Borrower may, by giving not less than ten (10) Banking Days’ prior notice to the Facility Agent, cancel the Available Facility in whole or in part but, if in part, in a minimum amount of USD 10,000,000. Any cancellation under this Clause 8.2 shall rateably reduce the Commitments of the Banks under the Facility.

8.3	Right of repayment and cancellation in relation to a single Bank

8.3.1	If a Borrower is required to pay any amount to any of the Banks under Clause 10 (Taxes) and/or Clause 11.1 (Increased costs), then, without prejudice to the obligations of the Borrower under those Clauses and/or Clause 21.2 (Other indemnities), the Borrower may give the Facility Agent a notice of cancellation of the Commitment of that Bank and its intention to procure the repayment of that Bank’s participation in the Advances.

8.3.2	On the date of service of the notice referred to in Clause 8.3.1, the Commitment of the relevant Bank shall immediately be reduced to zero.

8.3.3	On the last day of each Interest Period which ends after the Borrower has given notice under Clause 8.3.1, the Borrower shall repay the relevant Bank’s participation in the Advances.

8.4	Mandatory prepayment additional Security

8.4.1	If at any time the conditions set out in Clause 12.2.1 and Clause 12.2.2 (Security) are not met , then, the Facility Agent shall notify the Borrower and, within five (5) Banking Days of receipt of such notification, the Borrower shall either (i) prepay the outstanding Advances as and to the extent the Facility Agent shall certify to be necessary to comply with the requirement in Clause 12.2.1 and Clause 12.2.2, together with all unpaid accrued interest thereon and any other sum then due under this Agreement or (ii) provide or procure additional Security - as the Banks deem satisfactory – to ensure that the conditions set out in Clause 12.2.1 and Clause 12.2.2 are met.

8.5	Miscellaneous provisions

8.5.1	Any notice of repayment and/or cancellation by the Borrower under this Agreement shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant repayment or cancellation is to be made and the amount of that repayment or cancellation. This Agreement shall survive any cancellation and continue in full force and effect until all Advances have been repaid to the Banks and all other amounts due to the Agents and the Banks hereunder have been paid in full.

8.5.2	Any repayment under this Agreement shall be made together with accrued interest on the amount repaid and, subject to any Break Costs, without any premium or penalty.

8.5.3	The Borrower is not entitled to repay or prepay all or any part of the Advances or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

8.5.4	If the Facility Agent receives a notice under this Clause 8 (Prepayment and Cancellation), it shall promptly forward a copy of such notice to the affected Bank or Banks.
9.	PAYMENTS
9.1	General

9.1.1	On each date on which the Borrower or a Bank is required to make a payment under this Agreement, the Borrower or Bank, as the case may be, shall make such payment available to the Facility Agent in the relevant currency for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for the settlement of transactions in USD, EUR or SEK (as applicable) in the place of payment.

9.1.2	Payment shall be made to such account at such office or bank as the Facility Agent may designate from time to time.

9.1.3	All payments made by the Borrower under this Agreement shall be made without set-off or counterclaim.

9.1.4	When any payment under a Finance Document would otherwise be due and payable on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month, in which case payment shall be made on the immediately preceding Banking Day.

9.2	Distributions by the Facility Agent

9.2.1	Each payment received by the Facility Agent under this Agreement for another party shall, subject to Clause 9.3 (Distributions to the Borrower) and Clause 9.4 (Clawback), be made available by the Facility Agent, as soon as practicable after receipt, to the party entitled to receive payment in accordance with this Agreement (in the case of a Bank, for the account of its Facility Office), to such account and bank as that party may notify to the Facility Agent by not less than five (5) Banking Days’ notice.

9.3	Distributions to the Borrower

9.3.1	The Facility Agent may (with the consent of the Borrower or in accordance with Clause 23.1 (Set-off)) apply any amount received by it for the account of the Borrower in or towards payment (on the date and in the funds of receipt) of any amount due from the Borrower under this Agreement.

9.4	Clawback

9.4.1	Where a sum is to be paid to the Facility Agent under this Agreement for the account of another party, the Facility Agent is not obliged to pay that sum to that other party until it has been able to establish to its satisfaction that it has actually received that sum.

9.4.2	If the Facility Agent pays an amount to another party and it proves to be the case that the Facility Agent had not actually received that amount, then the party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

9.5	Change of currency

9.5.1	If Swedish kronor is replaced as legal tender in Sweden by the Euro, all references to Swedish kronor in this Agreement shall be deemed to be references to the Euro, provided that the Facility Agent, acting reasonably and in good faith and after having consulted with the Borrower, shall determine at what time such replacement shall be made for the purpose of this Agreement in the event that such replacement includes a transition period.

9.5.2	In case of any such change of currency, this Agreement will, to the extent the Facility Agent specifies to be necessary, be amended to comply with any generally accepted conventions and market practices in the Stockholm interbank market and otherwise to reflect the change in currency and to put the Finance Parties and the Borrower in the same position, so far as possible, which they would have been in if no change of currency had occurred.

9.5.3	The Borrower shall, on demand, indemnify each of the Finance Parties against any reasonable cost, expense, loss or liability which it incurs as a consequence of any change of currency, provided that such cost, expense loss or liability is directly related to this Agreement and would not have been incurred had it not been a party to this Agreement.

9.6	Partial payments

9.6.1	If a Finance Party receives a payment which is insufficient to discharge all the amounts then due and payable by the Borrower under this Agreement, the Finance Party shall apply such payment towards the obligations of the Borrower under this Agreement in the following order:
(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of each of the Agents, the Banks and the Arrangers;

(b)	secondly, in or towards payment pro rata of any accrued interest due but unpaid;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid,
9.6.2	Clause 9.6.1 above will override any appropriation made by the Borrower.
10.	TAXES
10.1	Tax gross-up
10.1.1	Except to the extent required by law, all payments to be made by the Borrower under this Agreement shall be made free and clear of any deduction or withholding for or on account of Tax. The Borrower shall promptly upon becoming aware that it must make a Tax Deduction notify the Facility Agent accordingly. Similarly, a Bank shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Bank. If the Facility Agent receives such notification from a Bank, it shall notify the Borrower.

10.1.2	If the Borrower is required by law to make any deduction or withholding on account of any Tax or otherwise from any sum paid or payable by the Borrower to any Finance Party under this Agreement (a “Tax Deduction”), the Borrower shall pay the Facility Agent for such Finance Party such additional amount (an “Additional Amount”) as is necessary to ensure that, after making such Tax

Deduction, the relevant Finance Party receives a net sum equal to the sum which it would have received had no such Tax Deduction been required or made.

10.1.3	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law. The Borrower shall as soon as possible deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

10.1.4	Clause 10.1.2 above shall not apply with respect to any Tax assessed on a Finance Party:
(a)	under the law of the jurisdiction in which the Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Finance Party is treated as resident for tax purposes; or

(b)	under the law of the jurisdiction in which the Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable by such Finance Party.

10.2	Tax credit

10.2.1	If the Borrower makes a payment pursuant to Clause 10.1.2 (a “Tax Payment”) and the relevant Finance Party determines that it has obtained a refund of Tax or a credit against, relief or remission for, any Tax (a “Tax Credit”) and the Finance Party utilises that Tax Credit, then the Finance Party shall reimburse the Borrower such amount as the Finance Party shall have reasonably concluded to be attributable to the Tax Payment and which will leave the Finance Party (after the reimbursement) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower. Notwithstanding the provisions of this Clause 10.2.1, nothing contained in this Agreement shall interfere with the right of the Finance Parties to arrange their tax affairs in whatever manner they think fit or oblige the Finance Parties to disclose to the Borrower any information regarding their tax affairs or tax computations.
11.	INCREASED COSTS AND ILLEGALITY
11.1	Increased costs

11.1.1	Subject to Clause 11.1.2, the Borrower shall forthwith on demand by the Facility Agent pay to the Facility Agent for the account of a Finance Party the amount of any increased cost incurred by the Finance Party as a result of (i) the introduction of, or any change in (or in the interpretation or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement (an “Increased Cost”).

11.1.2	Clause 11.1.1 does not apply to any Increased Cost:
(a)	compensated for by the operation of Clause 10.1 (Taxes);

(b)	attributable to any change in the rate of tax on the overall net income of the Finance Party (or the overall net income of a division or branch of such Finance Party) imposed in any jurisdiction; or

(c)	attributable to a wilful breach by the relevant Finance Party of any law or regulation.
11.1.3	A Finance Party intending to make a claim pursuant to Clause 11.1.1 shall notify the Facility Agent of the event giving rise to the claim following which the Facility Agent shall promptly notify the Borrower. Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

11.2	Illegality

11.2.1	If at any time it is or will become unlawful for a Bank to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Advance:
(a)	the Bank shall promptly notify the Facility Agent upon becoming aware of the event, following which the Facility Agent shall notify the Borrower;

(b)	upon the Facility Agent notifying the Borrower, the Commitment of that Bank will be immediately cancelled; and

(d)	the Borrower shall prepay that Bank’s participation in the Advances on the last day of the Interest Period for each Advance occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Bank in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law), together with all unpaid accrued interest thereon and any other sum then due to the Bank under this Agreement.
11.3	Mitigation

11.3.1	If any circumstances arise which result, or would upon the giving of notice thereof result in the Borrower being required to make payment to or for the account of a Bank pursuant to Clauses 10.1 (Tax gross-up), 11.1 (Increased costs) or 11.2 (Illegality) or the Available Commitment of such Bank being cancelled pursuant to Clause 11.2.1 (b) then, without in any way limiting, reducing or otherwise qualifying the obligations of the Borrower under Clauses 10 (Taxes) and 11 (Increased Costs and Illegality) the Facility Agent or the relevant Bank (as the case may be) shall endeavour to take such reasonable steps as may be open to it to mitigate or remove such circumstances including (without limitation) the transfer of its rights and obligations to another bank or financial institution acceptable to the Borrower unless to do so might (in its opinion) be prejudicial to it or be in conflict with its general banking policies or involve it in expense or an unreasonable increased administrative burden.
12.	SECURITY

12.1	Pledges

12.1.1	The Borrower shall procure that Stena Investment will, as security for the due performance of the Borrower’s obligations under this Agreement and any other Finance Document, provide a first priority security interest over the Stena Investment Pledged Assets pursuant to and in accordance with the Security Documents.

12.2	Security value and other restrictions in respect of Investments and the Security

12.2.1	The outstanding claims (excluding accrued interest) with respect to the Inter Company Loans shall at all times be equal to or exceed the aggregate outstanding amount of all Advances.

12.2.2	The aggregate outstanding amount of all Advances may not at any time exceed 60% of the sum of Security Value.

12.2.3	To the extent the Market Value for a single Investment, would exceed USD 150,000,000 (or the equivalent thereof in any Nominated Currency), such excess amount shall not be included in the calculation of the Security Value.

12.2.4	Bonds or other securities issued by the Stena Sphere shall not be included in the calculation of the Security Value.

12.2.5	The Pledged Account shall not at any time contain less than four (4) Investments.
13.	REPRESENTATIONS AND WARRANTIES

13.1	Representations and warranties

The Borrower makes the representations and warranties set out in this Clause 13.1 to each Finance Party.

13.1.1	Status: It is a limited liability company duly organised and validly existing under the laws of Luxembourg, possessing corporate existence and the capacity to sue or be sued in its own name.

13.1.2	Power: It has the power to own its property and assets and carry on its business as it is now being conducted, and it has complied with all statutes and other requirements which are necessary to enable it to undertake its business and own its property and assets.

13.1.3	Authority: It has the power to enter into and perform, and has taken all necessary corporate action to authorise the entry into and performance of, its obligations under the Finance Documents and the transactions contemplated thereby.

13.1.4	Legal validity: The Finance Documents constitute its legal, valid and binding obligations enforceable in accordance with their terms.

13.1.5	Non-conflict with laws: The entry into and performance of its obligations under the Finance Documents and the transactions contemplated thereby do not and will not conflict with (i) any law or regulation or any official or judicial order or (ii) its constitutional documents or (iii) any material agreement, mortgage, bond or other instrument or document to which any member of the Stena AB Group is party or to which any asset of any member of the Stena AB Group is subject.

13.1.6	Pari passu ranking: Its obligations under the Finance Documents rank and will rank at least pari passu with all its other unsecured and unsubordinated obligations, except for obligations mandatorily preferred by law applying to companies generally.

13.1.7	No default: No Default is continuing or might result from the making of any Advance or the performance by the Borrower of its obligations under any Finance Document. No other event has occurred which constitutes (or with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition or a combination of the foregoing, might constitute) a default under or in respect of any document which is binding on any member of the Stena AB Group or any asset of any member of the Stena AB Group to an extent and in a manner which might have a Material Adverse Effect.

13.1.8	Authorisations: All authorisations required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

13.1.9	Financial statements:
(a)	The financial statements have been prepared in accordance with law and accounting practices generally accepted in Luxembourg consistently applied.

(b)	The financial statements fairly represent the Borrower’s financial condition as at the date they were drawn up.

(c)	There has been no material adverse change in the Borrower’s business or financial condition since the date to which those financial statements were drawn up.
13.1.10	Perfection of security: Each Security Document creates the relevant Security which it purports to create with priority stated and such Security is not subject to any prior equal or higher ranking Security Interest, other encumbrance or claim.

13.1.11	Ownership of Borrower: It is a wholly owned Subsidiary of Stena AB (publ) and its shares are not subject to any Security Interest, encumbrance, pre-emption rights or contractual restrictions with respect to the exercise of voting rights.

13.1.12	Taxes: It is not required under Swedish law to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

13.2	Repetition of representations and warranties

13.2.1	The representations and warranties set out in Clauses 13.1.1 to 13.1.7, 13.1.9 and 13.1.11 shall survive the execution of this Agreement and shall be deemed to be repeated on the date of each Drawdown Notice, each Drawdown Date and on the date for delivery of each Compliance Certificate, with reference to the facts and circumstances then existing, except in the case of a Rollover Advance where only the representation and warranty in Clause 13.1.9 (c) (Financial statements) shall be deemed to be repeated on the date of the relevant Drawdown Notice and the relevant Drawdown Date, with reference to the facts and circumstances then existing.
14.	INFORMATION
14.1	Duration

14.1.1	The undertakings in this Clause 14 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

14.2	Financial information

14.2.1	The Borrower shall supply to the Facility Agent in form and substance satisfactory to the Facility Agent and in sufficient copies for the Banks:
(a)	as soon as the same are available but in any event within 180 days of the end of each financial year, audited consolidated financial statements for the Borrower for such financial year, such financial statements to have been prepared in accordance with Luxembourg law and accounting practices generally accepted in Luxembourg and which fairly represent the Borrower’s operations during the relevant financial year and the Borrower’s financial condition at the end of such financial year;

(b)	as soon as the same are available, interim reports for the Borrower, such interim reports (which, for the avoidance of doubt, shall cover the periods ending on March 31, June 30, September 30 and December 31, respectively) not to be supplied later than within 45 days of the end of the period to which they refer;

(c)	together with the financial statements and interim reports delivered pursuant to paragraphs (a) and (b) above (and, at any time, promptly upon request from the Facility Agent), a Compliance Certificate in the form set out in Appendix 4 signed by Authorised Signatories of the Borrower; and

(d)	promptly, all notices or other documents dispatched by the Borrower to its creditors generally (or any class thereof).

14.2.2	The Borrower shall advise the Facility Agent if any material change in its accounting principles is made. The Borrower shall in connection therewith, if so requested, provide the Facility Agent with historical information on a comparable basis.

14.3	Notification of Default

14.3.1	The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

14.4	Other information

14.4.1	The Borrower shall promptly supply to the Facility Agent:
(a)	information regarding any material change of its business activities or any decision to implement such change;

(b)	(to the extent it is aware thereof) information regarding any other occurrence relating to the Stena AB Group and any member of the Stena AB Group (including any third party claim or liability) which might have a Material Adverse Effect;

(c)	any financial or other information which gives rise to the reasonable conclusion that the financial covenants set out in Clause 16 (Financial Covenants) will not be satisfied or that the requirements in respect of the Security set out in Clause 12 (Security) will not be met;

(d)	details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which might, if adversely determined have a Material Adverse Effect; and
14.4.2	The Borrower shall without undue delay supply to the Facility Agent, upon request, such information in the possession or control of the Borrower concerning its operations, assets and financial position, which may reasonably be requested by the Facility Agent on behalf of the Banks.

14.4.3	The Borrower shall without undue delay procure that Stena Investment supplies to the Security Agent, upon request, such information in the possession or control of Stena Investment concerning its operations, assets and financial position, which may reasonably be requested by the Security Agent on behalf of the Banks.
15.	GENERAL UNDERTAKINGS

15.1	Duration

The undertakings in this Clause 15 shall remain in force and effect from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

15.2	Pari passu ranking

The Borrower shall procure that its payment obligations under this Agreement and the other Finance Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for obligations which are mandatorily preferred by law.

15.3	Maintenance of status, authorisations, compliance

15.3.1	The Borrower shall from time to time do all such things and take such action as is necessary to maintain its corporate existence.

15.3.2	The Borrower shall promptly obtain, comply with the terms of, and do all that is necessary to maintain in full force and effect, all authorisations, approvals, licences and consents required in or by the laws and regulations of Luxembourg to enable it lawfully to (i) carry out the business activities which it carries on the date of this Agreement, and (ii) enter into and perform its obligations under the Finance Documents or to ensure the legality, validity, enforceability of the Finance Documents.

15.3.3	The Borrower shall comply in all respects with (i) all laws to which it may be subject and (ii) the terms of the Finance Documents and the Intercreditor Agreements.

15.4	Negative pledge

15.4.1	The Borrower shall procure that Stena Investment does not create or permit to subsist any second priority Security Interest over the Stena Investment Pledged Assets.

15.4.2	The Borrower shall not make any advances, grant any credit, give any guarantee or indemnity to or for the benefit of any person, or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person, except in the ordinary course of business or as contemplated by the Finance Documents.

15.4.3	The Borrower shall not incur any indebtedness other than Subordinated Loans (and indebtedness under this Agreement).

15.5	Change of business, mergers, disposals and acquisitions

15.5.1	The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower from that carried on at the date of this Agreement.

15.5.2	The Borrower shall not enter into any amalgamation, demerger, merger or any joint venture or corporate reconstruction.

15.5.3	The Borrower shall not enter into any partnership agreement, other than in the ordinary course of business or with the prior written consent of the Majority Banks.

15.6	Change of Ownership

15.6.1	The Borrower shall remain a wholly owned member of the Stena AB Group.

15.7	Transactions with owners

15.7.1	Without prejudice and subject to the provisions of Clause 15.5, the Borrower shall not acquire any assets from or sell any assets to any owner of it or an Affiliate of such owner, or enter into any agreement or arrangement with such owner or an Affiliate of such owner, except on arm’s length terms and for fair market value or with the prior written consent of the Majority Banks.

15.8	Subordinated Loans

15.8.1	The Borrower may repay or prepay any Subordinated Loan to the extent that such repayment or prepayment, in the opinion of the Facility Agent, will not result in the Ratio of Equity to Total Assets being less than thirty (30) per cent. and then only on condition that no Default is then continuing or would occur as a result of such repayment or prepayment of the Subordinated Loan and otherwise subject to the provisions of relevant Intercreditor Agreements.
16.	FINANCIAL COVENANTS

16.1	Duration

16.1.1	The Borrower shall, as from the date of this Agreement and for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, ensure that the financial covenants set out in this Clause 16 are met.

16.1.2	The Facility Agent in its sole discretion may, and if instructed by the Majority Banks shall, at any time test whether the Borrower satisfies the financial covenants set out in this Clause 16. Without prejudice to the generality of the foregoing, such tests will be carried out on the following occasions:
(a)	as per March 31, June 30, September 30 and December 31 respectively each year and in each case on the basis of the financial information and the Compliance Certificates delivered pursuant to Clause 14.2 (Financial information); and

(b)	each time a Subordinated Lender demands repayment in whole or in part of any Subordinated Loan.
16.2	Ratio of Equity to Total Assets

16.2.1	The Ratio of Equity to Total Assets shall for each Reference Date be at least thirty (30)%.

16.2.2	The Ratio of Equity to Total Assets means the ratio calculated for the Borrower and Stena Investment, based on the consolidated balance sheet for the Borrower and Stena Investment, using the following equation:
Equity
Total Assets
Equity = the aggregate amount of restricted equity, non-restricted equity, and Subordinated Loans).

Total Assets = fixed and current assets where Investments shall be adjusted to Market Value.
16.2.3	If the Ratio of Equity to Total Assets is below thirty (30) % at any time a test by the Facility Agent of the satisfaction by the Borrower of the Ratio of Equity to Total Assets is carried out, then the Borrower shall take measures satisfactory to the Banks, the effect of which are to increase the Ratio of Equity to Total Assets to a level of at least thirty (30) % within twenty-one (21) days following the date of such test unless otherwise agreed by the Majority Banks.

16.3	Change of accounting principles

If there is a change in generally accepted accounting principles in Luxembourg or in the interpretation of such principles, the Facility Agent and the Borrower shall, at the Facility Agent’s request, negotiate in good faith with a view to agreeing such amendments to the financial covenants in this Clause 16 and/or the definitions used herein as may be necessary to provide the Banks with protection comparable to that provided on the date hereof, and any amendments as agreed will take effect as of the date agreed between the Facility Agent and the Borrower.
17.	DEFAULT AND ACCELERATION

17.1	Events of Default

Each of the events set out this in Clause 17.1 is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower or any other person). The breach of any undertaking or covenant expressed to be undertaken by the Borrower herein shall constitute an Event of Default even if such breach is caused by a decision of its shareholders or by a Subordinated Lender.

17.1.1	Non-payment: The Borrower does not pay on the due date, any amount payable by it under this Agreement or any other Finance Document at the place and in the manner in which it is expressed to be payable, unless such failure is due solely to technical or administrative errors and payment is received within three (3) Banking Days of its due date.

17.1.2	Breach of material obligations: The Borrower does not comply with the provisions in Clause 2.2 (Purpose), Clause 8.4.1 (Mandatory prepayment additional Security), Clause 12 (Security), Clause 14.3 (Notification of Default),

Clause 14.4 (Other information) (except for Clauses 14.4.1 (b) and (c)), Clause 15.4 (Negative pledge), Clause 15.5 (Change of business, mergers, disposals and acquisitions), Clause 15,8 (Subordinated loans) or Clause 16 (Financial Covenants) or any requirement set out therein is not satisfied.

17.1.3	Breach of any obligations under any Security Documents: Stena Investment does not comply with any obligations in any of the Security Documents.

17.1.4	Breach of other obligations: The Borrower does not comply with any obligations in this Agreement (other than those referred to in Clauses 17.1.1, 17.1.2 and 17.1.3) or in any other Finance Document and such failure (if capable of remedy) is not remedied within thirty (30) days after the Facility Agent has given written notice thereof to the Borrower.

17.1.5	Misrepresentation: Any representation or warranty made or repeated in this Agreement or in any other Finance Document, or in any certificate, statement or document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or repeated.

17.1.6	Cross-default
(a)	Any indebtedness of the Borrower or any other member of the Stena AB Group is not paid when due nor within any originally applicable grace period.

(b)	Any indebtedness of the Borrower or any other member of the Stena AB Group becomes, or becomes capable of being declared, prematurely due and payable or is placed on demand, in either case as a result of an event of default (howsoever described) under the document relating to that indebtedness.

(c)	Any commitment for, or underwriting of, any indebtedness of the Borrower or any other member of the Stena AB Group is cancelled or suspended by a creditor of a member of the Stena AB Group as a result of an event of default (howsoever described) under the document relating to that indebtedness.

(d)	Any Security Interest, securing indebtedness, over any asset of the Borrower or any other member of the Stena AB Group becomes enforceable.

(e)	The circumstances in this Clause 6 will only constitute an Event of Default if the amount of indebtedness referred to exceeds USD 30,000,000 (except in respect of the Borrower, for which the relevant amount shall be zero) in aggregate (or the equivalent thereof in any other currency.

17.1.7	Insolvency:
(a)	A member of the Stena AB Group is, or is deemed for the purposes of any law to be, insolvent or admits in writing its inability to pay its debts as they fall due.

(b)	A member of the Stena AB Group suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness.

(c)	A member of the Stena AB Group commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness, or makes a composition or an arrangement with its creditors or any similar proceeding, arrangement or assignment.
17.1.8	Insolvency proceedings:
(a)	A member of the Stena AB Group takes any corporate action or any order is made or resolution passed for the suspension of payments, business reorganisation, forced or insolvent liquidation or bankruptcy of a member of the Stena AB Group (except in the context of a solvent reconstruction or amalgamation, provided that such reconstruction or amalgamation, in the opinion of the Majority Banks, will not lead to the creditworthiness of the resulting or surviving entity being materially weaker than that of the original entity immediately prior to such reconstruction or amalgamation).

(b)	A liquidator in a forced or insolvent, receiver, insolvency manager, reconstruction manager or similar officer is appointed in respect of a member of the Stena AB Group or in respect of all or substantially all of its assets.

(c)	A corporate action, legal proceeding or other procedure or step has been taken in relation to:
-	the bankruptcy, suspension of payments (sursis de paiement), a moratorium of any indebtedness, winding-up, dissolution, judicial management, a “concordat préventif de la faillite” or a “gestion contrôlée” or any analogous proceedings (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

-	a composition, assignment or arrangement with any creditor of the Borrower with respect to any undisputed debt;

-	the appointment of a liquidator, judicial manager, receiver and/or manager, administrator, administrative receiver, compulsory manager, provisional supervisor, supervisor or other similar officer in respect of the Borrower.

17.1.9	Creditors’ process: Any attachment, distress or execution affects a substantial part of the assets of the Borrower and is not discharged within thirty (30) days.

17.1.10	Analogous proceedings: There occurs, in relation to the Borrower, or with regard to events referred to in Clauses 17.1.7 and 17.1.8, a member of the Stena AB Group, any event anywhere which is analogous to any of those mentioned in Clauses 17.1.7 to 16.

17.1.11	Default under the Intercreditor Agreement: The Borrower or any other Intercreditor Obligor does not comply with the provisions of the Intercreditor Agreement or any requirement set out therein is not satisfied.

17.1.12	Cessation of business: The Borrower ceases or threatens to cease to carry on all or a substantial part of its business.

17.1.13	Unlawfulness: At any time it is or becomes unlawful for the Borrower to perform or comply with any or all of its obligations under any Finance Document or any of the obligations of the Borrower under the Finance Documents are not or cease to be legal, valid and binding.

17.1.14	Change of control: The Borrower ceases to be a wholly owned Subsidiary of Stena AB (publ).

17.1.15	Litigation: Any litigation, arbitration or administrative proceedings which might, if adversely determined, have a Material Adverse Effect.

17.1.16	Material adverse change: Any event or series of events occurs which in the opinion of the Majority Banks might have a Material Adverse Effect.

17.2	Acceleration

17.2.1	On and at any time after the occurrence of an Event of Default and so long as it is continuing, the Facility Agent may, and if so instructed by the Majority Banks shall, by notice to the Borrower:
(a)	cancel the Facility and all Commitments whereupon they shall immediately be cancelled; and/or

(b)	declare all or part of the Advances, together with accrued interest, and other amounts accrued or outstanding under this Agreement and under the other Finance Documents due and payable, whereupon they shall become due and payable on the date specified by the Facility Agent, or if no date is specified, on demand by the Facility Agent.
18.	FEES AND EXPENSES

18.1	Commitment fee

18.1.1	The Borrower shall pay to the Facility Agent (for the account of each Bank) a commitment fee computed at the rate of 0.15% per annum on that Bank’s Available Commitment for the Commitment Period. The accrued commitment fee is payable in arrears on the last day of each successive period of three months which ends during the Commitment Period and on the last day of the Commitment Period. The first date for payment of the Commitment Fee shall be December 31, 2007.

18.1.2	The commitment fees shall be calculated on a 360 day/year basis and the actual number of days elapsed.

18.2	Arrangement fee

18.2.1	The Borrower shall pay to the Banks an arrangement fee computed at the rate of 0.15% of the Total Commitment, payable on or before signing of this Agreement.

18.3	Agency/deposit fee

The Borrower shall pay to the Agents an agency/deposit fee subject to and in accordance with the Fee Letter.

18.4	Mandatory costs

18.4.1	The Borrower shall, at the request of the Facility Agent, acting on instructions of the Banks, pay to the Facility Agent (for the account of each Bank) the amount (if any) determined by the Facility Agent as being (i) the cost to any Bank of compliance with any reserve asset requirements of the European Central Bank, and/or (ii) the cost to any Bank of compliance with any reserve assets, liquidity or cash margin or other similar requirements of any other applicable monetary or other authority.

18.4.2	The amounts payable by the Borrower under Clause 18.4.1 shall be paid on the dates specified by the Facility Agent.

18.4.3	Any Bank wishing to claim compensation under Clause 18.4.1 shall deliver to the Facility Agent a computation of the amount claimed, setting out in reasonable detail the basis for such computation.

18.5	Other costs

18.5.1	The Borrower shall reimburse the Arrangers and the Agents on demand for all reasonable out-of-pocket costs and expenses (including external and internal legal costs) together with any value added tax (if any) thereon incurred by them in connection with the preparation, negotiation and execution of this Agreement and the other Finance Documents, whether this Agreement is signed or not.

18.5.2	The Borrower shall within three (3) Banking Days of demand pay to the Agents the amount of all costs and expenses (including external and internal legal fees) together with any value added tax (if any) thereon reasonably incurred by them:
(a)	in connection with any amendments or requested waivers, or a suspension of rights, or a proposal for any of the foregoing, related to this Agreement or any other Finance Document;

(b)	in connection with the preservation and enforcement of any rights under this Agreement or any other Finance Document; or

(c)	in connection with the investigation of any Default.
18.5.3	The Borrower shall pay all stamp, registration and other duties and similar taxes, if any, to which any Finance Document may be subject or give rise and shall indemnify the Finance Parties against any and all liabilities with respect to or resulting from any delay or omission in paying any such duties or taxes.
19.	RELATIONSHIP BETWEEN THE BANKS

19.1	Rights and obligations several

19.1.1	The obligations of each Bank under this Agreement are several. The failure of a Bank to perform its obligations under this Agreement shall not affect the obligations of any other party under this Agreement. No Finance Party is responsible for the obligations of any other Finance Party under this Agreement.

19.1.2	The rights of each Bank under or in connection with this Agreement are separate and independent rights and any debt arising under this Agreement to a Bank from the Borrower shall be a separate and independent debt.

19.2	Recoveries

19.2.1	If any Bank at any time receives or recovers by set-off or otherwise any sum which it is obliged (or being so entitled has elected) to apply towards payment of any amount due to it hereunder (otherwise than amounts specifically payable to that Bank under the terms of this Agreement) then such Bank shall be obliged to offer to each other Bank through the Facility Agent such payment by way of adjustment as may be necessary to ensure that at all times each Bank receives the same proportion (save as referred to in Clause 19.2.2) of principal, interest and fees and commissions due to it under this Agreement as each other Bank and to ensure that payments are applied in the order of priority set out in Clause 9.6 (Partial payments).

19.2.2	An offer made by a Bank in accordance with Clause 19.2.1 shall be conditional upon each Bank who may accept such offer (the “Accepting Bank”) agreeing to indemnify the Bank making such offer (the “Offering Bank”) on terms reasonably acceptable to the Offering Bank against any loss (other than the loss suffered by such payment by way of adjustment) which the Offering Bank may subsequently suffer by reason of having made such payment by way of adjustment to such Accepting Bank.

19.2.3	A Bank pursuing any action or proceeding in any court under this Agreement shall not be obliged to make an offer pursuant to Clause 19.2.1 to another Bank which has the legal right to, but does not (after consultation), join in such action or proceeding or does not diligently pursue a separate action to enforce its rights in another court.

19.3	Decisions

19.3.1	As between the Banks, any decision to be made by the Banks and which would increase the commitment of any of the Banks, amend the definitions of Banks, Majority Banks, Finance Parties, reduce the interest rate or any fees or the basis or method by which interest hereunder is calculated, extend availability of the Facility, defer repayment, reduce or defer the amount of any payment of principal, interest or other amounts or change the provisions in this Clause 19.3.1 shall be made only with the agreement of all Banks, other than to the extent this Agreement includes express amendment provisions stipulating otherwise.

19.3.2	Subject to the matters provided for elsewhere in this Agreement, the Majority Banks shall be entitled at any time to (i) waive any right or remedy against the Borrower under or pursuant to this Agreement, the other Finance Documents or any ancillary document or arrangement, or (ii) grant any consent pursuant to this Agreement or the other Finance Documents. Any such waiver, consent or amendment shall inure to the benefit of and be binding upon all the Banks.
20.	AGENCY

20.1	The Facility Agent

20.1.1	The Facility Agent is appointed to act on behalf of the Banks and in the best interest of the Banks in connection with the Finance Documents (other than the Security Documents), to communicate with the Borrower, receive notices, and exercise any rights of the Banks arising out of or in connection with the Finance Documents (other than Security Documents) including any incidental rights and powers. However, the Facility Agent may not commence legal proceeding in a Bank’s name without such Bank’s prior written consent.

20.1.2	If a Default occurs or if legal proceedings are to be commenced, then the Facility Agent shall act in accordance with instructions from the Majority Banks. In the absence of such instructions, the Facility Agent shall have the right, but not the obligation, to take, or instruct the Security Agent to take, such measures as the Facility Agent, in its sole discretion, deems appropriate.

20.1.3	When the Facility Agent has received a Drawdown Notice for an Advance believed by the Facility Agent to be in accordance with this Agreement, the Facility Agent shall give a notice to each of the Banks of the respective Bank’s participation in the relevant Advance, calculated in accordance with Clause 4.3. The Banks shall pay such amount to the Facility Agent, who will make disbursements on behalf of the Banks. The Facility Agent shall also promptly distribute to the Banks all sums received by it on behalf of the Banks hereunder.

20.1.4	The Facility Agent shall promptly without request forward to the Banks information and copies of documents (other than the Finance Documents) received by it under or in relation to this Agreement.

20.1.5	The Facility Agent shall not be obliged to monitor or enquire as to the Borrower’s compliance with this Agreement or the other Finance Documents. However, if the Facility Agent receives notice from the Borrower specifically stating that a Default has occurred or if there is a payment default of which the Facility Agent is aware, it shall promptly notify the Banks thereof.

20.2	The Security Agent

20.2.1	Each Bank appoints the Security Agent as its agent to act on its behalf in relation to the Security created under the Security Documents. The Security Agent shall act on the instructions of the Facility Agent. However, the Security Agent may not commence legal proceeding in a Bank’s name without such Bank’s prior written consent.

20.2.2	The Security Agent shall enter into the Security Documents and all documents it considers necessary or desirable in connection therewith on behalf of the Banks.

20.2.3	The Security Agent shall hold amounts recovered, net of costs (including legal costs) and expenses incurred in connection with the recovery for the account of the Banks and distribute such amounts recovered promptly to the Banks in accordance with the instructions of the Facility Agent.

20.3	Change of Agents

20.3.1	The Facility Agent may at any time resign by giving notice to the Borrower and the Banks in writing, whereupon the Banks shall appoint a successor Facility Agent. The Banks shall consult with the Borrower before a successor Facility Agent is appointed. At the request of the Majority Banks, the Facility Agent shall resign as aforesaid.

20.3.2	The Security Agent may at any time resign by giving notice to the Facility Agent, whereupon the Facility Agent shall on behalf of the Banks appoint a successor Security Agent. The Facility Agent shall consult with the Borrower before a successor Security Agent is appointed. At the request of the Majority Banks, the Security Agent shall resign as aforesaid.

20.3.3	If no successor Agent has been appointed in accordance with Clause 20.3.1 or 20.3.2, as the case may be, within thirty (30) days after the notice of termination, then the retiring Agent may appoint a successor Agent. An Agent shall in any event not cease to act as Agent until a successor Agent has accepted its appointment as Agent.

20.3.4	The resignation of a retiring Agent and the appointment of any successor Agent shall both become effective upon the successor Agent notifying all the parties hereto that it accepts such appointment, whereupon the successor Agent shall succeed to the position of the relevant retiring Agent and the term “Facility Agent” or “Security Agent” as appropriate herein shall be construed as a reference to any person who from time to time succeeds to the position of the relevant Agent in accordance with the terms of this Agreement.

20.3.5	Upon the acceptance of appointment, the successor Agent shall become vested with all the rights and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations. The retiring Agent shall, however, remain liable for any loss or damage which results from its gross negligence or wilful misconduct in taking or omitting to take any action before its resignation or removal as Agent was effective.
20.4	Miscellaneous
20.4.1	No Agent shall be liable to the Banks or the other Agent for any action taken or not taken by it under or in connection with the Finance Documents, other than by reason of its gross negligence or wilful misconduct. In no circumstances shall an Agent be liable for any action taken in accordance with instructions from the Majority Banks.

20.4.2	Each of the Agents may carry on any business with the Borrower or their related entities and act as agent or arranger for, or in relation to, any financing involving the Borrower or their related entities. If an Agent should act for the Borrower in any capacity (whether as bank or otherwise) in relation to any other matter, any information given by the Borrower to an Agent in relation thereto may be treated as confidential and such Agent shall, as between itself and the Banks, not be obliged to disclose the same to any Bank or any other person.

20.4.3	Each Agent shall be entitled to rely on any communication believed by it to be genuine and to have been sent or signed by the person by whom it purports to have been sent or signed. The Agents do not accept responsibility to any Bank for the accuracy or completeness of any information supplied or for the legality, validity and enforceability of this Agreement or the other Finance Documents. Each Bank is responsible for making its own independent appraisal and investigations of the Borrower.
21.	INDEMNITIES

21.1	Currency indemnity
If any Finance Party receives an amount in respect of the Borrower’s liability under this Agreement or if that liability is converted into a claim, proof, judgement or order in a currency other than the Commitment currency or any Nominated Currency (as applicable):
(a)	the Borrower shall within three (3) Banking Days of demand indemnify such Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

(b)	if the amount received by any Finance Party, when converted into the Commitment currency or any Nominated Currency (as applicable) at a market rate in the usual course of its business, is less than the amount owed in the Commitment currency or any Nominated Currency (as applicable), the Borrower shall within three (3) Banking Days of demand pay to such Finance Party an amount in the Commitment currency or any Nominated Currency (as applicable) equal to the deficit; and

(c)	the Borrower shall within three (3) Banking Days of demand pay to such Finance Party any exchange costs and Taxes payable in connection with any such conversion.

21.2	Other indemnities

21.2.1	The Borrower shall within three (3) Banking Days of demand indemnify each Finance Party against any cost, expense, loss or liability, as determined by the Facility Agent, which such Finance Party incurs as a consequence of:
(a)	the occurrence of any Default (taking into account, where appropriate, any amounts received by a Bank under Clause 5.4 (Default interest));

(b)	an Advance (or part of an Advance) not being prepaid in accordance with a notice of prepayment given by the Borrower or (other than by reason of negligence or default by any Finance Party) an Advance not being made after the Borrower has delivered a Drawdown Notice for that Advance; and

(c)	a failure by the Borrower to pay any amount due under this Agreement on its due date (including but not limited to the acceleration of or repayment of any Advance or the receipt or the recovery of all or any part of an Advance otherwise than on its due date).
The Borrower’s liability shall in each case include any Break Costs incurred by the Banks and attributable to all or any part of an Advance.
21.3	The Banks’ liability to indemnify the Agents

21.3.1	Each Bank shall on demand by an Agent (in writing and in reasonable detail) indemnify it against any and all fees (charged but not promptly recovered from the Borrower) costs, claims or expenses and liabilities in connection with this Agreement which the Agent may pay or incur (other than by reason of its own gross negligence or wilful misconduct) in acting in its capacity as Agent.

21.3.2	The liability of each Bank under Clause 21.3.1 will be limited to its share of the total losses and expenses which correspond to the proportion which its participation in outstanding Advances bears to the total amount of outstanding Advances, or if no Advances are outstanding, the proportion which that Bank’s Commitment bears to Total Commitments. If the losses or expenses are attributable to an activity of an Agent which relates only to some of the Banks, the relevant Agent may instead notify the Banks of a different sharing arrangement determined by the relevant Agent.

21.3.3	If a Bank fails to pay its due contribution under this Clause 21.3, then the relevant Agent may (without prejudice to its other rights and remedies) deduct the amount due from the defaulting Bank from any sums then or thereafter in its possession which would otherwise be payable to the defaulting Bank.

21.3.4	This Clause 21.3 shall not limit the Banks’ right to recover from the Borrower any amount which the Borrower has failed to pay to Agents and which for that reason the Banks have paid to the Agents by way of an indemnity hereunder.

22.	ASSIGNMENT

22.1	No assignment by the Borrower

The Borrower may not assign or transfer any of its rights and/or obligations under this Agreement or under any other Finance Document.

22.2	Assignment by the Banks

22.2.1	Subject to this Clause 22.2, a Bank may at any time assign or transfer all or any part of its rights and obligations under this Agreement
(a)	with the prior written consent of the Borrower, not to be unreasonably withheld or delayed;

(b)	without the consent of the Borrower, to another Bank or within an existing Bank’s group or to associated companies of a Bank subject, however, no increased costs for the Borrower; or

(c)	without the consent of the Borrower if a Default has occurred and has been continuing for more than 45 days.
22.2.2	An assignment of rights and obligations will be effective only upon the assignee’s confirmation by delivery of a duly completed and signed Assignment Certificate to the Borrower and the Facility Agent that it undertakes to be bound by the terms of this Agreement and the other Finance Documents as if it had been an Original Bank and that it confirms the appointments of the Facility Agent and the Security Agent (if appropriate) to act on its behalf. Upon the assignment becoming effective in this manner, the assignor shall be relieved of its obligations under this Agreement and the other Finance Documents to the extent that they are assigned to the assignee.

22.2.3	The assignee shall have the same rights against the Borrower as it would have had if it had been an Original Bank, provided that the Borrower shall not bear any expenses or costs whatsoever arising out of, in connection with, or as a result of such assignment.

22.2.4	Each Bank may disclose to a prospective assignee such information relating to the Stena AB Group as shall have been made available to such Bank in connection with this Agreement, subject to obtaining from any such party an undertaking to treat in confidence any confidential information so disclosed.
23.	MISCELLANEOUS

23.1	Set-Off

The Borrower authorises each Finance Party to set off any obligations owed by the Finance Party to it in satisfaction of any obligation owed by it under the Finance Documents, regardless of the place of payment, the lending office or currency of either obligation. If the obligations are in different currencies, it authorises the Finance Party (for the purpose of the set-off) to convert either obligation at its market rate of exchange in accordance with its usual course of business for the purpose of the set-off.
23.2	Accounts

23.2.1	The Facility Agent will maintain and keep accounts showing the amounts of the Advances, the interest accrued thereon and all payments with respect thereto made by the Borrower. The accounts kept by the Facility Agent together with the relevant Drawdown Notices shall in the absence of manifest error be prima facie evidence of disbursements made, payments received and the aggregate amount outstanding hereunder from time to time.

23.3	Amendments

No amendment to this Agreement or any Finance Document shall be effective against any party unless made in writing and signed by such party.

23.4	No waiver

No delay or omission in exercising any powers or privileges of the Finance Parties hereunder shall be construed as a waiver thereof or an acquiescence therewith. Any exercise of any part of the rights shall not preclude subsequent enforcement of any such rights which have not, or have not fully, been exercised.

23.5	Limitation of the Agents’ and the Banks’ liability

23.5.1	Neither the Agents nor any of the Banks shall be held responsible for any loss or damage resulting from any Swedish or foreign legal enactment, or any measure taken by a Swedish or foreign public authority, or war, strike, lockout, boycott, blockade or any other similar circumstance. The reservation in respect of strikes, lockouts, boycotts and blockades applies even if any Agent or Bank itself takes such measures, or is subject to such measures.

23.5.2	Any loss or damage that may arise in other cases shall not be indemnified by the Agents or the Banks if they have observed general standard of care. The Agents and the Banks shall not in any case be held responsible for any indirect damage.

23.5.3	Should an obstacle described in this Clause 23.5 arise which prevents the Agents and/or the Banks from making a payment or taking any action required to comply with this Agreement, such payment or action may be postponed until the obstacle has been removed.

23.5.4	Where a circumstance as referred to in Clause 23.5.1 should prevent a Finance Party from receiving payments, such Finance Party shall, as long as the obstacle exists, be entitled to interest only on the terms prevailing on the date of maturity for the payment.

24.	NOTICES

24.1	Method of communication

24.1.1	All notices or other communications under or in connection with this Agreement shall be in the English language and be given by letter or by telefax (and, in the case of telefax, confirmed by letter). Any such notice will be deemed to be given as follows:
(a)	if by letter, when delivered to the address notified in accordance with Clause 24.2 (Addresses); and

(b)	if by telefax, when received in legible form.
24.1.2	Any notice received on a non-Banking Day or after business hours in the place of receipt will only be deemed to be given on the next Banking Day in that place.

24.2	Addresses

The address and telefax number of each party for all notices under or in connection with this Agreement are:

The Borrower:	Stena Royal S.a.r.l.
26 B, Bvd Royal, L-2449 Luxembourg

Attention: Steve Clarkson

Telephone: +352 26486700
Telefax: +352 26486710

with a copy to AB Stena Finans for the account of the Finance Manager
SE-405 19 Göteborg

Telephone: +46 31 85 50 00
Telefax: +46 31 42 88 53

The Facility Agent:	Svenska Handelsbanken AB (publ)
RVC
SE-405 40 Göteborg
Sweden

Reference: RVC-STOLU854

Telephone: +46 31 774 80 00
Telefax: +46 31 774 83 08

The Security Agent:	Svenska Handelsbanken SA
PO 678, LU-2016 Luxembourg
with a copy to the Facility Agent

Reference: Stena Investment
Telephone: +352 4998111
Telefax: +352 499811514
or any other address notified by one party to the other parties by not less than five (5) Banking Days’ notice.
25.	GOVERNING LAW AND JURISDICTION

25.1	Governing law

This Agreement shall be governed by and construed in accordance with Swedish law.

25.2	Jurisdiction

25.2.1	Subject to Clause 25.2.2, the courts of Sweden shall have exclusive jurisdiction over matters arising out of or in connection with this Agreement. The City Court of Göteborg shall be court of first instance.

25.2.2	The submission to the jurisdiction of the courts of Sweden in Clause 25.2.1 shall not limit the right of the Finance Parties to initiate proceedings against the Borrower in any court which may otherwise exercise jurisdiction over the Borrower or any of its assets.

25.2.3	The Borrower hereby irrevocably authorises and appoints Stena Finans AB, 405 19 Göteborg, as its agent in Sweden for the acceptance of service of legal proceedings arising out of or connected with the Finance Documents; accordingly service on such process agent shall be deemed to be service on the Borrower.

IN WITNESS WHEREOF, this Agreement has been signed in four (4) originals.

STENA ROYAL S.a.r.l.
as Borrower

/s/ Stephen Robert Clarkson Name: Stephen Robert Clarkson

SVENSKA HANDELSBANKEN AB (PUBL)
as Facility Agent and Bank

/s/ [ILLEGIBLE] Name: [ILLEGIBLE]

SVENSKA HANDELSBANKEN SA
as Security Agent

/s/ Hats Littorin Name: Hats Littorin

NORDEA BANK AB (PUBL)
as Bank

/s/ Bengt Zacharoff Name: Bengt Zacharoff
ACCEPTANCE
I hereby accept the appointment as process agent set out in Clause 25.2.3 above.
Göteborg September 28, 2007
AB STENA FINANS

/s/ Rolf Mahlkvist Name: Rolf Mahlkvist
2007-09-27 RVJ/ML/Avtal Stena Royal

Appendix 1
The Banks and their Commitments

		Commitment	Percentage
Name	Address and fax number	$	%
Nordea Bank AB (publ)	Östra Hamngatan 16 SE-405 09 Göteborg Sweden Fax: 46 31 771 6470 Attention: Nordea Shipping Offshore and Oil Services	175,000,000	50

Svenska Handelsbanken AB (publ)	Östra Hamngatan 23 SE-405 40 Göteborg Sweden Fax: 46 31 774 8308 Attention: RVC-STOLU854	175,000,000	50

	Total	350,000,000	100

Appendix 2
Initial Conditions Precedent
(A)	This Agreement duly executed by the parties.

(B)	The Security Documents duly executed on behalf of the relevant parties thereto.

(C)	One (1) original of the Fee Letter duly executed on behalf of the parties thereto.

(D)	Legal opinions in form and substance acceptable to the Banks (or confirmation satisfactory to the Banks that such legal opinions will be issued in form and substance acceptable to them).

Appendix 3
Form of Drawdown Notice

To:	Svenska Handelsbanken AB (publ) SE-405 40 Göteborg Sweden Attention: RVC-STOLU854 Fax. no. 0046-31 774 8308
[Date]
U.S.$375,000,000
Facility Agreement dated [      ]
We refer to the above Facility Agreement and hereby give you notice that we wish to draw an Advance of USD/SEK/EUR [      ] on [      ] and select an Interest Period in respect thereof of [      ] months. The funds should be credited to our account with you no. [      ]. Furthermore you are hereby irrevocably instructed to transfer the same amount (excluding bank charges) from that account to Stena Investment’s account with the Security Agent [account number] with reference “Inter Company Loan”.
We confirm that the borrowing to be effected by such Advance will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded.
We further confirm that each condition specified in Clause 3.2 (Further conditions precedent) is and will be satisfied on the date of this Drawdown Notice and on the Drawdown Date.
Words and expressions defined in the Facility Agreement shall have the same meanings where used herein.
This notice is irrevocable.
For and on behalf of
[Name of Borrower]

Appendix 4
Form of Compliance Certificate

To:	Svenska Handelsbanken AB (publ).

From:	[ The Borrower ]

1.	RELEVANT ACCOUNTS

1.1	We refer to Clause 16 (Financial covenants) and Clause 14.2.1 (c) (Financial information) of the Facility Agreement and confirm that the following are accurate computations prepared in accordance with the provisions of the Facility Agreement.

1.2	In the event this Certificate is delivered for the purpose of testing the Borrower’s satisfaction of the financial covenant pursuant to Clause 16.1.2 (a) of the Facility Agreement, the computations are based on the [audited/unaudited] consolidated [annual/interim] accounts of the Borrower for the [three months period/financial year] ending on [ ] (the relevant Reference Date). Such accounts are attached to this Certificate.

2.	FINANCIAL COVENANTS

2.1	Ratio of Equity to Total Assets

2.1.1	The following are the relevant figures on the Reference Date:

(A)	Restricted equity	[ Amount ]
(B)	Non-restricted equity	[ Amount ]
(C)	Subordinated loans	[ Amount ]
(D)	Totalt Assets	[ Amount ]

2.1.2	The Ratio of Equity to Total Assets as of [ Reference Date ] is [ ] %.

The covenant minimum is 30%.

3.	REPRESENTATIONS AND WARRANTIES AND CONFIRMATIONS

3.1	We represent and warrant to the Finance Parties in the terms of Clause 13.1 (Representations and warranties) to be repeated in accordance with Clause 13.2 (Repetition of representations and warranties) of the Facility Agreement by reference to the facts and circumstances existing at the date hereof.

3.2	We confirm that as of the date of this Certificate there is no Default outstanding.

3.3	We confirm that the outstanding claims with respect to the Inter Company Loans are equal to or exceeds the aggregate amount of all outstanding Advancess.

3.4	Since [Date of latest Compliance Certificate] the following Subordinated Loans have been made:

[Subordinated Lender]	[Amount of Subordinated Loan]

3.4	We confirm that all of the undertakings on our part in the Facility Agreement are being complied with.
Terms used herein and not otherwise defined herein shall have the meanings set forth in the Facility Agreement.
IN WITNESS WHEREOF, the undersigned has set his hand this • day of • [20•].
[ Borrower]

By:

[Chief Financial Officer]

Appendix 5
Form of Assignment Certificate

To:	Svenska Handelsbanken AB (publ) as Facility Agent; and

[ ] as Borrower

From:	[The Existing Bank] and [The New Bank]

Date:	[ ]
[     Borrower’s name     ]
USD 350,000,000 Facility Agreement
Dated [       ]

1.	We refer to the above agreement between you as Facility Agent, the Borrower and various other parties (the “Agreement”). Terms defined in the Agreement shall have the same meaning in this Assignment Certificate.

2.	Pursuant to Clause 22 (Assignment) of the Agreement, we [The Existing Bank] (the “Existing Bank”) and [The New Bank] (the “New Bank”) agree to the Existing Bank assigning to the New Bank the Existing Bank’s rights and obligations under the Finance Documents as and to the extent set out in the Schedule attached hereto and in accordance with the provisions of the Facility Agreement and the other Finance Documents, including [USD/SEK/EUR .... of] / [all of] the Existing Bank’s share of the Advance[s] (together the “Assigned Agreements”), as if the New Bank had been an Original Bank.

3.	The New Bank undertakes to be bound by and perform the relevant obligations in accordance with the terms of the Assigned Agreements.

4.	The New Bank confirms the appointment of the Facility Agent and the Security Agent to act as its agents in connection with the Assigned Agreements and the Security.

5.	[The New Bank acknowledges that the Assigned Agreements relate to Advances which are due for repayment on a day falling after the date hereof and which have been funded as to its relevant share thereof by the Existing Bank and in respect of which the Existing Bank has incurred and continues to incur funding costs at an annual rate of interest per annum approximate to the relevant rate of LIBOR/STIBOR/EURIBOR for each such Advance as determined by the Facility

Agent prior to the drawdown thereof. In consideration of the Existing Bank agreeing to assign the Assigned Agreements to the New Bank, the New Bank undertakes that upon the repayment date for each such Advance, the New Bank will pay to the Existing Bank a sum in USD/SEK/EUR for value on such repayment date equal to the aggregate of:

(A)	the amount of principal repaid to the New Bank under the Agreement in respect of the share of such Advance assigned by the Existing Bank to the New Bank under this Assignment Certificate;

(B)	the amount of all interest received by the New Bank under the Agreement in respect of the share of such Advance assigned by the Existing Bank to the New Bank under this Assignment Certificate which is attributable to LIBOR/STIBOR/EURIBOR (i.e. so that it excludes that part of such interest which is attributable to the Margin), and

(C)	the amount of all interest received by by the New Bank under the Agreement in respect of the share of such Advance assigned by the Existing Bank to the New Bank under this Assignment Certificate which has accrued during the period from the relevant drawdown date up to (but excluding) the specified date for the assignment pursuant to Section 7 hereof and which is attributable to the Margin.

By its execution of this Assignment Certificate the New Bank hereby irrevocably and unconditionally authorises and instincts the Facility Agent to effect on its behalf the payments to be made to the Existing Bank as referred to in this Section 5 from the corresponding payments of interest and repayment of principal received by it on behalf of the Banks under the Agreement.]

6.	The Existing Bank makes no representations or warranties and assumes no responsibility with the respect to the legality, validity or enforceability of the Assigned Agreements or any document relating thereto and assumes no responsibility for the financial condition of the Borrower or any Bank.

7.	The specified date for the assignment is [ Date ].

8.	The Facility Office and address for notices of the New Bank are set out in the Schedule.

9.	This Assignment Certificate shall be governed by and construed in accordance with Swedish law. The courts of Sweden shall have exclusive jurisdiction over matters arising out of or in connection with this Assignment Certificate. The City Court of Göteborg shall be the court of first instance.

The Schedule
Rights and obligations to be assigned
[Details of rights and obligations of the Existing Bank to be assigned, including the Security.]

[Place and date]	[Place and date]
[EXISTING BANK]	[NEW BANK]

Name	Name

Facility Office:
[ ]

Address for notices:
[ ]

Acknowledged and approved:

[The Borrower]

[Authorised signatories]